Exhibit 23(1)

                                     FORM OF
                                INVESTMENT LETTER

                           SELIGMAN CAPITAL FUND, INC.

Seligman Capital Fund, Inc. (the "Fund"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases such number of Class R shares (the "Shares") of Capital Stock (par value $1.00) of the Fund corresponding to a $1,500.00 investment, at a price per share equivalent to the net asset value of one Class A share of the Fund as of the close of business on ___________________, 2003 (the "Purchase Date"). The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $1,500.000 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the Purchase Date.

                                             SELIGMAN CAPITAL FUND, INC.

                                             By:
                                                --------------------------------
                                             Name:  Lawrence P. Vogel
                                             Title: Vice President


                                             SELIGMAN ADVISORS, INC.

                                             By:
                                                --------------------------------
                                             Name:  Stephen J. Hodgdon
                                             Title: President